EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our report and the incorporation by reference in this Registration Statement on Form S-1 of our report dated, relating to the financial statements of Hyperview Ltd. (the “Company”) which appears in the exhibits to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2011 and the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.  We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Li & Company , PC
Li & Company, PC
Skillman, New Jersey
November 29, 2011